Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated March 5, 2025, with respect to the consolidated financial statements of Blue Owl Technology Income Corp. and the senior securities table, included herein, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Blue Owl Technology Income Corp. Prospectus.
/s/ KPMG LLP
New York, New York
April 16, 2025